UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 24, 2021

THE ODP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10948	85-1457062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 North Military Trail, Boca Raton, FL		33496
(Address of Principal Executive Offices)		(Zip Code)

(561) 438-4800

(Registrant’s Telephone Number, Including Area Code)

Former Name or Former Address, If Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	ODP	The NASDAQ Stock Market (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 24, 2021, N. David Bleisch, Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary of The ODP Corporation (the “Company”), informed the Company of his intention to leave the Company. At the Company’s request, Mr. Bleisch will remain in his current role until April 30, 2022 and continue to lead ongoing initiatives and assist with the transition of his responsibilities to his successor.

(e) In connection with Mr. Bleisch’s announced separation, on September 28, 2021, the Company and Mr. Bleisch entered into an Executive Transition Agreement (the “Agreement”) providing for Mr. Bleisch’s continued employment in his current role from the effective date of the Agreement through April 30, 2022 (the “Transition Period”). The material terms of the Agreement are as follows:

Mr. Bleisch will continue to be paid a base salary during the Transition Period at a rate equal to his current annual rate. In addition, his current target bonus percentage, benefits (except for employee benefits changes that apply to similarly situated executives of the Company) and perquisites will remain the same as they currently are, and he will receive long-term incentive awards commensurate with his position and consistent with the Company’s past practice.

In addition, pursuant to the terms of the Agreement, upon completion of the Transition Period, Mr. Bleisch shall be entitled to receive, contingent upon his execution and non-revocation of a release of claims in favor of the Company and compliance with restrictive covenants included in the release, the following benefits (the “Retention Benefits”): a lump sum amount equal to eighteen months of his annual base salary, a lump sum equal to eighteen times the difference between the Company’s monthly COBRA charge and the applicable active employee charge for medical, dental, and vision insurance coverage, any earned but unpaid annual bonus for the current fiscal year, and a prorated annual bonus for the Company’s fiscal year in which Mr. Bleisch’s separation occurs adjusted to reflect actual Company performance for the year. The Agreement further provides that if Mr. Bleisch’s employment is terminated by the Company without Good Cause (as that term is defined in the Agreement) or Mr. Bleisch resigns with Good Reason (as that term is defined in the Agreement), Mr. Bleisch will be deemed to have remained employed through the Transition Period for purposes of his entitlement to the above-referenced benefits provided that he executes a release in favor of the Company, which includes certain restrictive covenants, including non-compete, non-solicitation, confidentiality, and non-disparagement covenants. Further, in the event of such termination, Mr. Bleisch would be entitled to full vesting of restricted stock units and performance stock units that are scheduled to vest prior to April 30, 2022 and pro rata vesting of all restricted stock units outstanding as of April 30, 2022 as if he were employed through the Transition Period. Finally, the

Agreement provides that if the Company undergoes a change in control and Mr. Bleisch incurs a qualifying termination of employment during the Transition Period, Mr. Bleisch will receive the severance benefits set forth in the Company’s Executive Change in Control Plan in lieu of the Retention Benefits unless the Retention Benefits are more economically beneficial to Mr. Bleisch.

The Company is beginning a search for Mr. Bleisch’s successor and will communicate the appointment at the appropriate time.

A copy of the Company’s press release announcing Mr. Bleisch’s departure is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1	Press Release of The ODP Corporation, dated September 29, 2021.

Exhibit 104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ODP CORPORATION

Date: September 29, 2021	/S/ D. ANTHONY SCAGLIONE
	Name:	D. Anthony Scaglione
	Title:	Executive Vice President and Chief Financial Officer